Exhibit 99.1

News Release	TRW Automotive 12001 Tech Center Drive
Livonia, MI 48150

Investor Relations Contact:
Mark Oswald
(734) 855-3140

Media Contact:
Colleen Hanley
(734) 855-2610

TRW Reports Third Quarter Financial Results

LIVONIA, MICHIGAN, October 28, 2014 — TRW Automotive Holdings Corp. (NYSE: TRW), the global leader in active and passive safety systems, today reported third quarter 2014 financial results with sales of $4.2 billion, a decrease of 1% compared to the prior year period (up 3% excluding the effect of businesses exited).  The Company reported GAAP third quarter net earnings of $189 million or $1.61 per diluted share, which compares to net earnings of $197 million or $1.60 per diluted share in the prior year period.

Excluding special items from the Company’s current and prior year quarterly results, the Company reported third quarter 2014 net earnings of $205 million, or $1.75 per diluted share, an increase of 15% compared to last year’s third quarter earnings of $1.52 per diluted share.

In addition to the solid financial results achieved in the third quarter of this year, the Company, as previously announced, entered into a definitive agreement with ZF Friedrichshafen AG (“ZF”) under which ZF will acquire all outstanding shares of TRW for $105.60 per share in an all-cash transaction valued at approximately $13.5 billion on an enterprise value basis.  The transaction is expected to close in the first half of 2015.

During the third quarter the Company also entered into an agreement to sell its engine valve business to Federal-Mogul Holdings Corporation (NASDAQ:FDML) for $385 million in cash.  The planned divestiture, with annual sales of approximately $610 million, is expected to close in the first quarter of 2015.

“TRW stakeholders continue to benefit from the Company’s strong operational performance,” said John C. Plant, Chairman and Chief Executive Officer.  “The

agreement signed with ZF during the third quarter provides significant benefits for our shareholders who will receive full and certain value for their shares, as well as for our employees, customers and communities, all of which will reap the benefits of being part of a larger, more diversified global organization.”

Third Quarter 2014

The Company reported third quarter 2014 sales of $4.2 billion, a decrease of $56 million from the prior year period.  The positive impact on sales related to increasing demand for TRW’s active and passive safety technologies and higher vehicle production volumes in North America and China were more than offset by the negative impact related to exiting certain businesses within the Company’s North American brake component and assembly operations.

The Company’s third quarter 2014 operating income was $291 million, compared with $289 million in the 2013 period.  The 2014 period included costs associated with pending transactions (ZF merger agreement and engine valve divestiture) and restructuring charges totaling $13 million and $10 million, respectively, while the prior year period included restructuring and asset impairment charges totaling $5 million.  Excluding these charges, operating income for the third quarter was $314 million (margin of 7.6%), which compares to $294 million (margin of 7.0%) in the 2013 year period.  The year-to-year increase in operating income was primarily driven by a combination of a favorable mix of products sold, the positive impact of currency movements between the two periods and timing of cost reduction actions, partially offset by planned increases in costs to support future growth.

Net interest expense for the third quarter of 2014 totaled $25 million, which compares to $33 million in the 2013 period.

Tax expense for the third quarter of 2014 was $80 million, which compares to a tax expense of $62 million in the prior year period.  The 2014 period included a $7 million net tax benefit related to the pending transactions and restructuring actions, compared to the 2013 period which included a net tax benefit of $15 million primarily related to the reduction in corporate income tax rates in the United Kingdom.

The Company reported 2014 third quarter GAAP net earnings of $189 million, or $1.61 per diluted share, which compares to GAAP net earnings of $197 million, or $1.60 per diluted share in the 2013 period.

Excluding special items, the Company reported third quarter 2014 net earnings of $205 million, or $1.75 per diluted share, an increase of 15% compared to last year’s third quarter earnings of $1.52 per diluted share.

Earnings before interest, taxes, depreciation and amortization and special items (“adjusted EBITDA”) were $434 million in the third quarter of 2014, compared to the prior year level of $403 million.  See page A6 for a description of the special items excluded in calculating adjusted EBITDA.

Year-to-Date 2014

For the nine month period ended September 26, 2014, the Company reported sales of $13.2 billion, an increase of $252 million compared to prior year sales.  The higher level of sales was driven by increasing demand for TRW’s innovative technologies, higher vehicle production volumes and the positive impact of currency movements between the two periods, partially offset by the negative impact related to exiting certain businesses within the Company’s North American brake component and assembly operations.

For the year-to-date period, the Company reported operating income of $982 million which compares to $927 million of operating income in the prior year period.  Both the 2014 and 2013 periods included restructuring and asset impairment charges totaling $36 million and $43 million, respectively.  In addition, the 2014 period included $13 million in costs associated with pending transactions.  Excluding these items from both periods, the Company reported operating income of $1,031 million (margin of 7.8%) in the 2014 period, which compares to $970 million (margin of 7.5%) in the prior year.  The positive contribution, primarily from the higher level of sales, was partially offset by planned increases in costs to support future growth.

Net interest expense for the first nine months of 2014 totaled $82 million, which compares to $97 million in the prior year period.  In addition, the 2013 period included a net loss on retirement of debt totaling $5 million.

Year-to-date tax expense was $250 million, which compares to $221 million in the prior year.  Excluding the tax benefits related to the special items previously noted in both periods, tax expense was $262 million and $248 million in the first nine months of 2014 and 2013, respectively.

The Company reported year-to-date 2014 GAAP net earnings of $653 million, or $5.56 per diluted share, which compares to GAAP net earnings of $607 million, or $4.88 per diluted share in the prior year period.

Excluding special items, the Company reported net earnings of $690 million in the first nine months of 2014, or $5.87 per diluted share, an increase of 16% compared to last year’s year-to-date earnings of $5.05 per diluted share.

Adjusted EBITDA totaled $1,371 million for the first nine months of 2014, compared to $1,291 million in the prior year period.  See page A6 for a description of the special items excluded in calculating adjusted EBITDA.

Cash Flow and Capital Structure

Third quarter 2014 net cash flow provided by operating activities was $207 million, which compares to $147 million in the third quarter of 2013.  Capital expenditures were $118 million in the current quarter compared to $140 million last year.  Third quarter free cash flow (cash flow from operating activities less capital expenditures) was $89 million, compared to $7 million in the prior year quarter.

For the nine month period ended September 26, 2014, net cash provided by operating activities was $281 million, which compares to $240 million in the prior year period.  Year-to-date capital expenditures were $354 million, compared to $411 million in 2013.  Free cash flow was an outflow of $73 million, compared to an outflow of $171 million for the same period last year.

As of September 26, 2014, the Company had $1,725 million of debt and $815 million of cash and cash equivalents, resulting in net debt (defined as debt less cash and cash equivalents) of $910 million.  The $389 million decrease in total gross debt compared to year end 2013 primarily reflects $469 million of face value bond debt that matured during the first quarter, partially offset by an increase in borrowings under short-term uncommitted lines of credit.

Share Repurchase Program

On August 29, 2014, the Company completed the $400 million accelerated share repurchase (ASR) program that was initiated in February 2014.  The total number of shares purchased was just over 4.5 million and the total cost of the program was $400 million.  Although TRW has approximately $1.1 billion in remaining repurchase authorization, the program is restricted pursuant to the ZF merger agreement.

Since initiating our programs in 2012, TRW has returned about $1.2 billion to its shareholders through share repurchases.

2014 Outlook

TRW expects full year industry production volumes to total 17.0 million units in North America and 19.9 million units in Europe.  Outside North America and Europe, the Company continues to expect expansion in vehicle production volumes in China whereas Brazil remains challenged by negative economic conditions.  Based on these production levels, the Company’s performance through the first nine months of 2014 and expectations for foreign currency exchange rates, full year 2014 sales are expected to be approximately $17.4 billion.

Third Quarter 2014 Conference Call

The Company will host its third quarter conference call at 8:30 a.m. (Eastern time) today, Tuesday, October 28th, to discuss financial results and other related matters.  To participate in the conference call, please dial (877) 852-7898 for U.S. locations, or (706) 634-1095 for international locations.

An audio replay of the conference call will be available by October 29th and will be accessible afterward for approximately two weeks.  To access the replay, U.S. locations should dial (855) 859-2056, and locations outside the U.S. should dial (404) 537-3406. The replay code is 9741412.  A live audio webcast and replay of the conference call will also be available on the Company’s website at www.trw.com.

Reconciliation to GAAP

In addition to GAAP results included within this press release, the Company has provided certain information which is not calculated according to GAAP (“non-GAAP”), such as net earnings, operating income and margin, and diluted earnings per share each excluding special items; adjusted EBITDA; and free cash flow.  Management uses these non-GAAP measures to evaluate the operating performance of the Company and its business segments and to forecast future periods.  Management believes that investors will likewise find these non-GAAP measures useful in evaluating such performance.  Such measures are frequently used by security analysts, institutional investors and other interested parties in the evaluation of companies in our industry.

Non-GAAP measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to similarly titled measures of other companies.  For a reconciliation of non-GAAP measures to the most comparable GAAP financial measure and for share amounts used to derive earnings per share, please see the financial schedules that accompany this release.

About TRW

With 2013 sales of $17.4 billion, TRW Automotive ranks among the world’s leading automotive suppliers. Headquartered in Livonia, Michigan, USA, the Company, through its subsidiaries, operates in 24 countries and employs approximately 65,000 people worldwide.  TRW Automotive products include integrated vehicle control and driver assist systems, braking systems, steering systems, suspension systems, occupant safety systems (seat belts and airbags), electronics, engine components, fastening systems and aftermarket replacement parts and services.  All references to “TRW Automotive”, “TRW” or the “Company” in this press release refer to TRW Automotive Holdings Corp. and its subsidiaries, unless otherwise indicated.  TRW Automotive news is available on the internet at www.trw.com.

Forward-Looking Statements

This communication includes “forward-looking statements,” as that term is defined by the federal securities laws. The forward-looking statements include statements concerning regulatory approvals and the expected timing, completion and effects of the proposed ZF merger and the proposed engine valve divestiture, the Company’s outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. When used in this communication, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” and future or conditional verbs, such as “will,” “should,” “could” or “may,” as well as variations of such words or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements are so designated. All forward-looking statements are based upon our current expectations and various assumptions, and apply only as of the date of this communication. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will be achieved.

There are a number of risks, uncertainties and other important factors that could cause our actual results to differ materially from those suggested by our forward-looking statements.  These risks and uncertainties include the occurrence of any event, change or other circumstances that could give rise to the termination of the ZF merger agreement, which could have a material adverse effect on us and our stock price; the inability to consummate the proposed ZF merger or the inability to consummate the ZF merger in the timeframe or manner currently anticipated, due to the failure to obtain stockholder approval or the failure to satisfy other conditions to completion of the proposed ZF merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction could have a material adverse effect on us and our stock price; risks related to disruption of management’s attention from our ongoing business operations due to the ZF merger; the effect of the announcement of the proposed ZF merger on the Company’s relationships with its customers, suppliers, joint venture partners and others, as well as our operating results and business generally; risks relating to the engine valve divestiture could adversely affect us;  economic conditions adversely affecting our business, results or the viability of our supply base; risks associated with non-U.S. operations, including economic and political uncertainty in some regions, adversely affecting our business, results or financial condition; the unsuccessful implementation of our current expansion efforts adversely impacting our business or results;

any developments related to antitrust investigations adversely affecting our financial condition, results, cash flows or reputation; pricing pressures from our customers adversely affecting our profitability; global competition adversely affecting our sales, profitability or financial condition; any disruption in our information technology systems adversely impacting our business and operations; any shortage of supplies causing a production disruption for any customers or us; the loss of any of our largest customers or a significant amount of their business, or a significant decline in their production levels, adversely affecting us; strengthening of the U.S. dollar and other foreign currency exchange rate fluctuations impacting our results; our contingent liabilities and tax matters causing us to incur losses or costs; any inability to protect our intellectual property rights adversely affecting our business or our competitive position; commodity inflationary pressures adversely affecting our profitability or supply base; costs or adverse effects on our business, reputation or results from governmental regulations; work stoppages or other labor issues at our facilities or those of our customers or others in our supply chain adversely affecting our business, results or financial condition; any increase in the expense of our pension and other postretirement benefits or the funding requirements of our pension plans reducing our profitability and other risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for fiscal year ended December 31, 2013 under “Item 1A. Risk Factors”.

All forward-looking statements are expressly qualified in their entirety by such cautionary statements. We do not undertake any obligation to release publicly any update or revision to any of the forward-looking statements.

# # #

TRW Automotive Holdings Corp.

Index of Condensed Consolidated Financial Information

Page

Consolidated Statements of Earnings (unaudited) for the three months ended September 26, 2014 and September 27, 2013	A2

Consolidated Statements of Earnings (unaudited) for the nine months ended September 26, 2014 and September 27, 2013	A3

Condensed Consolidated Balance Sheets as of September 26, 2014 (unaudited) and December 31, 2013	A4

Condensed Consolidated Statements of Cash Flows (unaudited) for the nine months ended September 26, 2014 and September 27, 2013	A5

Reconciliation of Non-GAAP Financial Measures (unaudited) for the three and nine months ended September 26, 2014 and September 27, 2013	A6

Reconciliation of GAAP Net Earnings to Adjusted Earnings (unaudited):

• For the three months ended September 26, 2014	A7

• For the nine months ended September 26, 2014	A8

• For the three months ended September 27, 2013	A9

• For the nine months ended September 27, 2013	A10

The accompanying unaudited condensed consolidated financial information and reconciliation schedules should be read in conjunction with the TRW Automotive Holdings Corp. Annual Report on Form 10-K for the year ended December 31, 2013 and Quarterly Reports on Form 10-Q for the periods ended March 28, 2014 and June 27, 2014 which were filed with the United States Securities and Exchange Commission.

A1

TRW Automotive Holdings Corp.

Consolidated Statements of Earnings

(Unaudited)

	Three Months Ended
(In millions, except per share amounts)	September 26, 2014	September 27, 2013

Sales	$4,156	$4,212
Cost of sales	3,681	3,762
Gross profit	475	450
Administrative and selling expenses	174	151
Restructuring charges and asset impairments	10	5
Transaction costs	13	—
Other (income) expense — net	(13)	5
Operating income	291	289
Interest expense — net	25	33
Equity in earnings of affiliates, net of tax	(12)	(12)
Earnings before income taxes	278	268
Income tax expense	80	62
Net earnings	198	206
Less: Net earnings attributable to noncontrolling interest, net of tax	9	9
Net earnings attributable to TRW	$189	$197

Basic earnings per share:
Earnings per share	$1.70	$1.68
Weighted average shares outstanding	111.1	117.0

Diluted earnings per share:
Earnings per share	$1.61	$1.60
Weighted average shares outstanding	117.8	124.2

A2

TRW Automotive Holdings Corp.

Consolidated Statements of Earnings

(Unaudited)

	Nine Months Ended
(In millions, except per share amounts)	September 26, 2014	September 27, 2013

Sales	$13,191	$12,939
Cost of sales	11,649	11,531
Gross profit	1,542	1,408
Administrative and selling expenses	509	439
Restructuring charges and asset impairments	36	43
Transaction costs	13	—
Other expense (income) — net	2	(1)
Operating income	982	927
Interest expense — net	82	97
Loss on retirement of debt — net	—	5
Equity in earnings of affiliates, net of tax	(32)	(35)
Earnings before income taxes	932	860
Income tax expense	250	221
Net earnings	682	639
Less: Net earnings attributable to noncontrolling interest, net of tax	29	32
Net earnings attributable to TRW	$653	$607

Basic earnings per share:
Earnings per share	$5.85	$5.12
Weighted average shares outstanding	111.7	118.5

Diluted earnings per share:
Earnings per share	$5.56	$4.88
Weighted average shares outstanding	118.3	125.6

A3

TRW Automotive Holdings Corp.

Condensed Consolidated Balance Sheets

	As of
	September 26,	December 31,
(Dollars in millions)	2014	2013
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$815	$1,729
Accounts receivable — net	2,841	2,478
Inventories	1,079	1,019
Prepaid expenses and other current assets	459	402
Assets held-for-sale	261	—
Total current assets	5,455	5,628

Property, plant and equipment — net	2,489	2,718
Goodwill	1,753	1,760
Intangible assets — net	288	292
Pension assets	1,175	1,059
Other assets	826	795
Total assets	$11,986	$12,252

Liabilities and Equity
Current liabilities:
Short-term debt	$238	$159
Current portion of long-term debt	35	482
Trade accounts payable	2,426	2,597
Accrued compensation	275	285
Other current liabilities	1,251	1,232
Liabilities related to assets held-for-sale	100	—
Total current liabilities	4,325	4,755

Long-term debt	1,452	1,473
Postretirement benefits other than pensions	362	375
Pension benefits	576	676
Other long-term liabilities	682	577
Total liabilities	7,397	7,856

Commitments and contingencies

Stockholders’ equity:
Capital stock	1	1
Paid-in-capital	1,705	1,715
Retained earnings	3,110	2,858
Accumulated other comprehensive losses	(450)	(380)
Total TRW stockholders’ equity	4,366	4,194
Noncontrolling interest	223	202
Total equity	4,589	4,396
Total liabilities and equity	$11,986	$12,252

A4

TRW Automotive Holdings Corp.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended
	September 26,	September 27,
(Dollars in millions)	2014	2013

Operating Activities
Net earnings	$682	$639
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	337	318
Net pension and other postretirement benefits income and contributions	(159)	(175)
Loss on retirement of debt — net	—	5
Asset impairments	12	—
Deferred income taxes	119	110
Other — net	9	27
Changes in assets and liabilities:	—
Accounts receivable — net	(491)	(792)
Inventories	(151)	(91)
Trade accounts payable	(53)	157
Prepaid expenses and other assets	(133)	(31)
Other liabilities	109	73
Net cash provided by operating activities	281	240

Investing Activities
Capital expenditures, including other intangible assets	(354)	(411)
Net proceeds from asset sales and divestitures	1	1
Investment in non-consolidated joint venture assets	(6)	—
Net cash used in investing activities	(359)	(410)

Financing Activities
Change in short-term debt	79	42
Proceeds from issuance of long-term debt, net of fees	13	484
Redemption of long-term debt	(484)	(121)
Proceeds from exercise of stock options	3	29
Repurchase of capital stock	(400)	(460)
Dividends paid to noncontrolling interest	(3)	(15)
Net cash used in financing activities	(792)	(41)
Effect of exchange rate changes on cash	(31)	1
Change in cash held-for-sale	(13)	—
Decrease in cash and cash equivalents	(914)	(210)
Cash and cash equivalents at beginning of period	1,729	1,223
Cash and cash equivalents at end of period	$815	$1,013

A5

TRW Automotive Holdings Corp.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

EBITDA, Adjusted EBITDA and free cash flow are not recognized terms under GAAP and do not purport to be alternatives to the most comparable GAAP amounts.  Further, since all companies do not use identical calculations, our definition and presentation of these measures may not be comparable to similarly titled measures reported by other companies.

EBITDA and Adjusted EBITDA

EBITDA as calculated below is a measure used by management to evaluate the operating performance of the Company and its business segments and to forecast future periods.  Adjusted EBITDA is defined as EBITDA excluding restructuring charges, asset impairments, loss on retirement of debt-net and other significant special items.  Management uses Adjusted EBITDA to evaluate the performance of ongoing operations separate from items that may have a disproportionate impact in any particular period.  EBITDA and Adjusted EBITDA are frequently used by securities analysts, institutional investors and other interested parties in the evaluation of companies in our industry.

EBITDA and Adjusted EBITDA do not purport to be alternatives to net earnings as an indicator of operating performance, nor to cash flows from operating activities as a measure of liquidity.  Additionally, neither is intended to be a measure of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements.

	Three Months Ended		Nine Months Ended
	September 26,	September 27,	September 26,	September 27,
(Dollars in millions)	2014	2013	2014	2013

GAAP net earnings attributable to TRW	$189	$197	$653	$607
Income tax expense	80	62	250	221
Interest expense - net	25	33	82	97
Depreciation and amortization	117	106	337	318
EBITDA	411	398	1,322	1,243

Restructuring charges and asset impairments	10	5	36	43
Transaction costs	13	—	13	—
Loss on retirement of debt - net	—	—	—	5
Adjusted EBITDA	$434	$403	$1,371	$1,291

Free Cash Flow

Free cash flow represents net cash provided by operating activities less capital expenditures, and is used by management in analyzing the Company’s ability to service and repay its debt and to forecast future periods.  However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service debt or for other non-discretionary expenditures.

	Three Months Ended		Nine Months Ended
	September 26,	September 27,	September 26,	September 27,
(Dollars in millions)	2014	2013	2014	2013

Cash flow provided by operating activities	$207	$147	$281	$240
Capital expenditures	(118)	(140)	(354)	(411)
Free cash flow	$89	$7	$(73)	$(171)

A6

TRW Automotive Holdings Corp.

Reconciliation of GAAP Net Earnings to Adjusted Earnings

(Unaudited)

	Three Months			Three Months
	Ended			Ended
	September 26, 2014			September 26, 2014
(In millions, except per share amounts)	Actual	Adjustments		Adjusted

Operating income	$291	$23	(a)	$314
Interest expense — net	25	—		25
Equity in earnings of affiliates, net of tax	(12)	—		(12)
Earnings before income taxes	278	23		301
Income tax expense	80	7	(b)	87
Net earnings	198	16		214
Less: Net earnings attributable to noncontrolling interest, net of tax	9	—		9
Net earnings attributable to TRW	$189	$16		$205

Basic earnings per share:
Earnings per share	$1.70			$1.85
Weighted average shares outstanding	111.1			111.1

Diluted earnings per share:
Earnings per share	$1.61			$1.75
Weighted average shares outstanding	117.8			117.8

(a)   Represents the elimination of:

(i)    Restructuring charges of $10 million related to severance and other charges, and

(ii)   Transaction costs of $13 million.

(b)         Represents the elimination of the income tax impact of the above adjustments, by calculating the income tax impact using the appropriate tax rate for the jurisdiction where the charges were incurred.

A7

TRW Automotive Holdings Corp.

Reconciliation of GAAP Net Earnings to Adjusted Earnings

(Unaudited)

	Nine Months Ended			Nine Months Ended
	September 26, 2014			September 26, 2014
(In millions, except per share amounts)	Actual	Adjustments		Adjusted

Operating income	$982	$49	(a)	$1,031
Interest expense — net	82			82
Equity in earnings of affiliates, net of tax	(32)			(32)
Earnings before income taxes	932	49		981
Income tax expense	250	12	(b)	262
Net earnings	682	37		719
Less: Net earnings attributable to noncontrolling interest, net of tax	29	—		29
Net earnings attributable to TRW	$653	$37		$690

Basic earnings per share:
Earnings per share	$5.85			$6.18
Weighted average shares outstanding	111.7			111.7

Diluted earnings per share:
Earnings per share	$5.56			$5.87
Weighted average shares outstanding	118.3			118.3

(a)         Represents the elimination of:

(i)    Restructuring charges of $24 million related to severance and other charges,

(ii)   Asset impairment charges of $12 million, and

(iii)  Transaction costs of $13 million.

(b)         Represents the elimination of the income tax impact of the above adjustments, by calculating the income tax impact of each of these items using the appropriate tax rate for the jurisdiction where the charges were incurred.

A8

TRW Automotive Holdings Corp.

Reconciliation of GAAP Net Earnings to Adjusted Earnings

(Unaudited)

	Three Months			Three Months
	Ended			Ended
	September 27, 2013			September 27, 2013
(In millions, except per share amounts)	Actual	Adjustments		Adjusted

Operating income	$289	$5	(a)	$294
Interest expense — net	33	—		33
Equity in earnings of affiliates, net of tax	(12)	—		(12)
Earnings before income taxes	268	5		273
Income tax expense	62	15	(b)	77
Net earnings	206	(10)		196
Less: Net earnings attributable to noncontrolling interest, net of tax	9	—		9
Net earnings attributable to TRW	$197	$(10)		$187

Basic earnings per share:
Earnings per share	$1.68			$1.60
Weighted average shares outstanding	117.0			117.0

Diluted earnings per share:
Earnings per share	$1.60			$1.52
Weighted average shares outstanding	124.2			124.2

(a)         Represents the elimination of:

(i)    Restructuring charges of $2 million primarily related to severance and other charges, and

(ii)   Asset impairment charges of $3 million.

(b)         Represents the elimination of (i) the income tax impact of the above adjustments, by calculating the income tax impact of each of these items using the appropriate tax rate for the jurisdiction where the charges were incurred, and (ii) an $18 million tax benefit as a result of the reduction in corporate income tax rates in the United Kingdom.

A9

TRW Automotive Holdings Corp.

Reconciliation of GAAP Net Earnings to Adjusted Earnings

(Unaudited)

	Nine Months Ended			Nine Months Ended
	September 27, 2013			September 27, 2013
(In millions, except per share amounts)	Actual	Adjustments		Adjusted

Operating income	$927	$43	(a)	$970
Interest expense — net	97	—		97
Loss on retirement of debt — net	5	(5	)(b)	—
Equity in earnings of affiliates, net of tax	(35)	—		(35)
Earnings before income taxes	860	48		908
Income tax expense	221	27	(c)	248
Net earnings	639	21		660
Less: Net earnings attributable to noncontrolling interest, net of tax	32	—		32
Net earnings attributable to TRW	$607	$21		$628

Basic earnings per share:
Earnings per share	$5.12			$5.30
Weighted average shares outstanding	118.5			118.5

Diluted earnings per share:
Earnings per share	$4.88			$5.05
Weighted average shares outstanding	125.6			125.6

(a)         Represents the elimination of:

(i)    Restructuring charges of $40 million primarily related to severance and other charges, and

(ii)   Asset impairment charges of $3 million.

(b)         Represents the elimination of the loss on retirement of debt.

(c)          Represents the elimination of (i) the income tax impact of the above adjustments, by calculating the income tax impact of each of these items using the appropriate tax rate for the jurisdiction where the charges were incurred, and (ii) an $18 million tax benefit as a result of the reduction in corporate income tax rates in the United Kingdom.

A10